MERRILL LYNCH MULTI-STATE MUNICIPAL SERIES TRUST

NEW JERSEY MUNICIPAL BOND FUND

SERIES #5

FILE # 811-4375

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
03/22/01	NJ State Economic Development Authority School Facilities 2001 Series A 5.50% 06/15/12	$4,000,000.	$500,000,000.	Lehman Brothers

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